Exhibit 5.1

Theravance Biopharma, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

14 November 2016

Dear Sirs

Theravance Biopharma, Inc. (the “Company”)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s prospectus supplement dated 27 October 2016 (the “Prospectus Supplement”) under the United States Securities Act of 1933, as amended, (the “Act”), related to the Company’s registration statement on Form S-3 (Registration Number 333-214257) declared effective on 26 October 2016 (the “Registration Statement”), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the Act in relation to the issuance of 577,500 of the Company’s ordinary shares, par value US$0.00001 per share (the “Ordinary Shares”), pursuant to an option to purchase additional ordinary shares under an underwriting agreement dated 27 October 2016 (the “Underwriting Agreement”) entered into between Leerink Partners LLC and Evercore Group L.L.C. as representatives of the underwriters named therein and the Company.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The Certificate of Incorporation of the Company dated 29 July 2013 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to special resolutions of the Company dated 28 April 2014 (the “Memorandum and Articles”).

1.2                               The extract (the “Board Extract”) of the minutes (the “Board Minutes”) of the meeting of the board of directors of the Company held on 10 October 2016 (the “Board Meeting”), the extract (the “Committee Extract”) of the minutes (the “Committee Minutes”) of the meeting of the pricing committee of the board of directors of the Company (the “Committee”) held on 27 October 2016 (the “Committee Meeting”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3                               A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.4                               A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5                               The Registration Statement.

1.6                               The Prospectus Supplement.

1.7                               The Underwriting Agreement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion. In giving these opinions we have relied (without further verification) upon the completeness and accuracy and confirmations contained in the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2                               All signatures, initials and seals are genuine.

2.3                               There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement, the Prospectus Supplement or the Underwriting Agreement.

2.4                               No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

2.5                               The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                               The issue of the Ordinary Shares to be issued by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Registration Statement, the Prospectus Supplement and the Underwriting Agreement and in accordance with the resolutions adopted by the board of directors of the Company, such Ordinary Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.2                               Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.3                               In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.4                               To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder